Exhibit 99.1

CONTACT:	Thomas J. Crawford	FOR IMMEDIATE RELEASE
Stewart Enterprises, Inc.
1333 S. Clearview Parkway
Jefferson, LA 70121
504-729-1400
STEWART ENTERPRISES REPORTS RESULTS FOR THE THIRD FISCAL QUARTER OF 2007
NEW ORLEANS, LA September 10, 2007 . . . Stewart Enterprises, Inc. (Nasdaq GS: STEI) reported today its results for the third quarter of fiscal year 2007.
For the quarter ended July 31, 2007, the Company reported net earnings from continuing operations of $8.2 million, or $.08 per diluted share, compared to net earnings from continuing operations of $7.4 million, or $.07 per diluted share, for the third quarter of 2006. The Company reported net earnings from continuing operations for the nine months ended July 31, 2007 of $34.0 million, or $.32 per diluted share, compared to net earnings of $26.9 million, or $.25 per diluted share, for the same period of 2006.
Thomas J. Crawford, President and Chief Executive Officer, stated, “The fiscal year continues to be a successful one for our Company and our shareholders. When we look at our key metrics, which include funeral average revenue, funeral call volume and cemetery property sales, we are continuing to perform well. During the quarter, we experienced solid increases in our funeral averages and cemetery property sales. While we are disappointed our funeral calls were down about one half of one percent from the prior quarter, the industry-wide trends are showing larger funeral call decreases than the Company’s results. Looking forward, we will continue to emphasize quality growth and improving our return on the assets under our stewardship. We will challenge our thinking and inject new and fresh ideas into the business practices and culture to improve our operational performance, earnings potential, and long term cash generating capability.”
Thomas M. Kitchen, Chief Financial Officer, stated, “As we assess our performance for the quarter, we think our core businesses performed well with regard to our key operating metrics for both the three and nine months. We experienced an overall increase in same-store average revenue per funeral service of 2.4 percent for the quarter and 4.2 percent for the nine months. Our same-store funeral calls were down one half of one percent for the quarter and down 2.6 percent on a year-to-date basis. We believe that there was a decline in deaths across the industry and that our funeral businesses performed well in light of these conditions. On the cemetery side, gross cemetery property sales increased $0.9 million, or 3 percent, for the quarter and $6.0 million, or 8 percent, for the nine months. Also, during the quarter, we completed the sale of $250 million of convertible notes, which is going to significantly decrease our future interest payments and improve cash flow.”
The Company used approximately $164 million of net proceeds from the $250 million convertible note offering completed in June 2007 to prepay the remaining balance of its Term Loan B, including accrued interest. The Company used the remainder of the net proceeds from the transaction and the proceeds from the sale of warrants to pay the net cost of call options and to repurchase, concurrently with the offering, approximately $64.2 million in shares of Class A common stock in negotiated transactions, purchasing 7.7 million shares.

Interest expense decreased $0.9 million during the third quarter of 2007 and $3.0 million for the nine month period. The reductions in interest expense resulted from a decrease in the average rate for the quarter and year-to-date periods due primarily to additional interest incurred in the first nine months of fiscal 2006 on the Company’s 6.25 percent senior notes as a result of the Company’s inability to timely complete a required exchange offer.
The Company generated operating cash flow of $22.3 million for the third quarter of 2007 compared to $27.0 million in the same quarter of last year. Recurring free cash flow was $18.2 million during the third quarter of 2007 compared to $22.2 million for the third quarter of fiscal year 2006. (See tables under “Reconciliation of Non-GAAP Financial Measures.) The decrease in operating and recurring free cash flow was due to $3.4 million in net tax payments made during the third quarter of 2007 compared to $1.7 million in net refunds received in the third quarter of 2006 due to a net operating loss carryforward utilized in that fiscal year.
For the nine months, the Company generated operating cash flow of $54.8 million compared to $78.1 million in the same period of last year. The decrease in operating cash flow was due to $12.1 million in unusual trust withdrawals related to the deferred revenue project recorded in the first nine months of last year. In addition, the Company made $9.0 million in net tax payments during the first nine months of 2007 compared to $0.9 million in net refunds received in the first nine months of 2006 due to a net operating loss carryforward utilized in that fiscal year. Finally, operating cash flow in the first nine months of 2006 was enhanced as a result of an increase in customer collections following the delay in collection processing during the fourth quarter of 2005 due to Hurricane Katrina. Recurring free cash flow was $41.9 million during the nine months compared to $55.2 million for the same period of fiscal year 2006. The decrease in recurring free cash flow is due to the increase in net tax payments made during the quarter as well as the impact of the improvement in receivables in 2006 as previously discussed.
There are two unusual items that impact the comparability of the Company’s financial results for fiscal 2007 and 2006. During the third quarter of last year, the Company recorded $2.4 million of funeral revenue and $0.4 million of cemetery revenue of business interruption insurance proceeds related to Hurricane Katrina. In addition, last year, while preparing the Form 10-Q for the quarter ended July 31, 2006, the Company concluded that it should make several adjustments relating to prior accounting periods, which it recorded during the third quarter of 2006. For the quarter-to-date period in 2006, the out of period adjustments increased total revenue $3.1 million and increased total costs $4.4 million, which ultimately decreased net earnings $1.3 million ($0.9 million after tax, or .01 per diluted share). For further explanation, see Note 1(g) to the condensed consolidated financial statements in the Form 10-Q for the quarter ended July 31, 2007.
The effective tax rate for our continuing operations for the three months ended July 31, 2007 was 32.0 percent compared to 30.5 percent for the same period in 2006. During the third quarter of 2007, earnings were impacted by a tax benefit of $0.8 million, or $.01 per diluted share, which was attributable to the completion of an audit by the Commonwealth of Puerto Rico for tax periods 1999, 2000 and 2001. Earnings during the third quarter of 2006 were impacted by a tax benefit consisting of various items that net to $0.6 million, or $.01 per diluted share.

Net earnings for the current nine month period were positively impacted by a reduction in the effective tax rate from 35.9 percent in 2006 to 29.5 percent in 2007, which resulted from the recognition of tax benefits totaling $4.2 million, or $.04 per diluted share, in the current nine month period. Of these tax benefits, $3.4 million was attributable to the utilization of a capital loss carryforward and $0.8 million was attributable to the completion of an audit by the Commonwealth of Puerto Rico for tax periods 1999, 2000 and 2001. In the first nine months of 2006, earnings were impacted by a tax benefit consisting of various items that net to $0.2 million.
The Company recorded several items during the three and nine months ended July 31, 2007 and 2006 that impacted earnings including the early extinguishment of debt, hurricane related charges, gains on dispositions and impairment losses and separation pay. The Company is presenting adjusted earnings in the table below to eliminate the effects of the specified items, which are not comparable from one period to the next.
Adjusted Earnings from Continuing Operations

	Three Months Ended July 31,				Nine Months Ended July 31,
	2007		2006		2007		2006
	millions	per share	millions	per share	millions	per share	millions	per share
Consolidated net earnings	$8.1	$.08	$7.4	$.07	$33.7	$.32	$27.2	$.25
Add (subtract): (Earnings) loss from discontinued operations	0.1	—	—	—	0.3	—	(0.3)	—

Earnings from continuing operations	$8.2	$.08	$7.4	$.07	$34.0	$.32	$26.9	$.25
Add: Out of period adjustments (1)	—	—	0.9	.01	—	—	1.0	.01
Subtract: Business interruption insurance proceeds	—	—	(1.7)	(.02)	—	—	(1.7)	(.02)
Add (subtract): Hurricane related charges (recoveries), net	0.1	—	(0.6)	(.01)	1.5	.01	0.6	.01
Add: Separation charges	—	—	0.4	.01	0.4	—	0.6	—
Add (subtract): Gains on dispositions, net of impairment (losses)	—	—	—	—	—	—	(0.1)	—
Add: Loss on early extinguishment of debt	0.4	.01	—	—	0.4	.01	—	—
Subtract: Tax benefit (2)	(0.8)	(.01)	(0.6)	(.01)	(4.2)	(.04)	(0.2)	—

Adjusted earnings from continuing operations	$7.9	$.08	$5.8	$.05	$32.1	$.30	$27.1	$.25

(1) During the third quarter of 2006, the Company recorded several adjustments relating to prior accounting periods. For further explanation, see Note 1(g) to the condensed consolidated financial statements in the Form 10-Q for the quarter ended July 31, 2007.
(2) For further explanation of the tax benefit, see Part I, Item 2 in the Form 10-Q for the quarter ended July 31, 2007.

     Mr. Crawford concluded, “The Company continued to perform well during the third quarter. We are very pleased to have further strengthened our capital structure with the recent refinancing and welcome the resulting reduction in interest. While we are pleased with our progress to date, we are not satisfied with where we are. We believe we can do better. We will manage our portfolio of businesses at the rooftop level; we will strengthen our sales and marketing effort with fresh thinking and improved processes; and we will reinvest a portion of our interest expense savings from the refinancing back into the business to generate greater and more sustainable growth in the future.”
Third Quarter Results From Continuing Operations
FUNERAL
•	Funeral revenue decreased $1.3 million, or 1.9 percent, to $67.4 million due primarily to $2.4 million of business interruption insurance recorded in the third quarter of last year.

•	The Company’s same-store funeral operations achieved a 3.5 percent increase in the average revenue per traditional funeral service and a 5.7 percent increase in the average revenue per cremation service. Funeral trust earnings were relatively flat compared to the prior year period.

•	The increase in the average revenue per traditional funeral and cremation service were partially offset by a shift in mix to lower-priced cremation services resulting in an overall increase in the same-store average revenue per funeral service for the quarter of 2.4 percent.

•	The cremation rate for the Company’s same-store businesses was 39.7 percent for the third quarter of 2007 compared to 38.7 percent for the third quarter of 2006.

•	Same-store funeral services performed decreased 0.5 percent, or 72 calls, to 14,212 calls.

•	Funeral gross profit increased $1.1 million to $14.4 million, or 21.4 percent of revenue, for the third quarter of 2007 compared to $13.3 million, or 19.3 percent of revenue, for the same period of 2006. Funeral gross profit for the three months ended July 31, 2006 included an increase in revenue of $2.4 million for business interruption insurance proceeds and an increase in costs of $2.7 million for out of period accounting adjustments.

•	Preneed funeral sales decreased 7 percent during the third quarter of 2007 compared to the third quarter of 2006.
CEMETERY
•	Cemetery revenue increased $0.3 million, or 0.5 percent, to $60.9 million for the third quarter of 2007. This increase was due primarily to a $2.1 million increase in cemetery revenue recognition due to an increase in customer installment payments on cemetery property contracts which are recognized as revenue when 10% of the contract is collected. In addition, there was an increase of $1.0 million in construction during the quarter on various cemetery projects, and a $0.9 million, or 3.1 percent, increase in gross cemetery property sales. These increases were partially offset by a $0.9 million increase in bad debt expense, which was due in large part to an improvement in bad debt in the prior year following Hurricane Katrina. In addition, during 2006 the Company recorded an increase of $3.1 million in cemetery revenue related to the out of period adjustment and $0.4 million of business interruption insurance revenue related to Hurricane Katrina.

•	Cemetery gross profit was $12.2 million for the third quarters of 2006 and 2007. The cemetery gross profit margin decreased from 20.1 percent for the third quarter of 2006 to 20.0 percent for the third quarter of 2007. Cemetery gross profit for the three months ended July 31, 2006 included an increase of $1.5 million for out of period adjustments and $0.4 million for business interruption insurance proceeds.
OTHER
•	Corporate general and administrative expenses decreased $0.2 million to $8.3 million.

•	The Company recorded hurricane related charges of $0.2 million ($0.1 million after tax) during the quarter, net of insurance proceeds, compared to a recovery of $1.1 million ($0.6 million after tax, or $.01 per diluted share) for the same period of 2006. These charges were due to repairs at locations damaged by Hurricane Katrina. The timing of the receipt of insurance proceeds is not in line with the timing of cash spending related to Hurricane Katrina. The Company has been unable to finalize its negotiations with its carriers related to damages caused by Hurricane Katrina. Accordingly, in August 2007, the Company initiated litigation to pursue resolution.

•	Interest expense decreased $0.9 million to $6.2 million during the third quarter of 2007 due to a 94 basis point decrease in the average rate due primarily to additional interest incurred in the third quarter of fiscal 2006 on the Company’s 6.25 percent senior notes as a result of the Company’s inability to timely complete a required exchange offer.

•	The Company recorded a charge for the loss on early extinguishment of debt of $0.7 million ($0.4 million after tax, or $.01 per diluted share) relating to the prepayment of the Term Loan B in connection with the $250 million convertible note offering.

•	The effective tax rate for our continuing operations for the three months ended July 31, 2007 was 32.0 percent compared to 30.5 percent for the same period in 2006. The increase in the effective rate in 2007 is primarily the result of higher recurring state income taxes.
Year to Date Results From Continuing Operations
FUNERAL
•	Funeral revenue increased $1.9 million, or 0.9 percent, to $213.9 million.

•	The increase in funeral revenue for the period is due in part to a $1.6 million increase in insurance commission revenue. The Company sells preneed products and services through both trust-funded and third-party insurance-funded arrangements, and earns a commission on the preneed insurance sales.

•	In addition, the Company’s same-store funeral operations achieved a 4.2 percent increase in the average revenue per traditional funeral service and an 8.0 percent increase in the average revenue per cremation service. Funeral trust earnings were relatively flat compared to the prior year period.

•	The increase in the average revenue per traditional funeral and cremation service were partially offset by a shift in mix to cremation services resulting in an overall increase in the same-store average revenue per funeral service for the first nine months of 4.2 percent.

•	Funeral revenue for the prior year year-to-date period includes $2.4 million of business interruption insurance proceeds.

•	The cremation rate for the Company’s same-store businesses was 39.1 percent compared to 38.6 percent for the first nine months of fiscal 2006.

•	Same-store funeral services performed decreased 2.6 percent, or 1,205 calls, to 44,890 calls.

•	Funeral gross profit increased $2.5 million to $52.0 million, or 24.3 percent of revenue, for the first nine months of fiscal 2007 compared to 23.3 percent for the same period of last year due primarily to the increase in funeral revenue mentioned above.

•	Preneed funeral sales increased 2 percent during the first nine months of fiscal 2007 compared to the same period of last year.
CEMETERY
•	Cemetery revenue increased $10.7 million, or 6.2 percent, to $184.7 million for the first nine months of fiscal 2007. This increase was due primarily to an increase of $7.9 million in construction during the period on various cemetery projects and a $6.0 million, or 7.5 percent, increase in gross cemetery property sales. Also, there was a $1.5 million increase in cemetery revenue recognition due to an increase in customer installment payments on cemetery property contracts which are recognized as revenue when 10% of the contract is collected. The increase in gross cemetery property sales was due in part to serving customers interested in large cemetery property purchases. These increases were partially offset by a $1.8 million increase in bad debt expense, which was due in large part to an improvement in bad debt in the prior year following Hurricane Katrina. In addition, during 2006 the Company recorded an increase of $3.1 million in cemetery revenue related to the out of period adjustment and $0.4 million of business interruption insurance revenue related to Hurricane Katrina.

•	Cemetery gross profit increased $1.3 million to $38.3 million due to the increases in cemetery revenue. Cemetery gross profit margin decreased from 21.3 percent for the nine months ended July 31, 2006 to 20.7 percent for the nine months ended July 31, 2007. Cemetery gross profit for the nine months ended July 31, 2006 included an increase of $1.5 million for out of period adjustments and $0.4 million for business interruption insurance proceeds.

OTHER
•	During the first nine months of fiscal 2007, the Company recorded hurricane related charges of $2.3 million ($1.5 million after tax, or $.01 per diluted share), net of insurance proceeds, compared to $1.0 million ($0.6 million after tax, or $.01 per diluted share) for the same period of 2006. These charges were due to repairs at locations damaged by Hurricane Katrina. The timing of the receipt of insurance proceeds is not in line with the timing of cash spending related to Hurricane Katrina. The Company has been unable to finalize its negotiations with its carriers related to damages caused by Hurricane Katrina. Accordingly, in August 2007, the Company initiated litigation to pursue resolution.

•	The Company incurred separation charges of $0.6 million ($0.4 million after tax) during the first nine months of fiscal 2007 and $1.0 million ($0.6 million after tax) for the comparable period of 2006.

•	Interest expense decreased $3.0 million to $19.3 million during the first nine months of fiscal 2007 due to a 148 basis point decrease in the average rate due primarily to additional interest incurred in the first nine months of fiscal 2006 on the Company’s 6.25 percent senior notes as a result of the Company’s inability to timely complete a required exchange offer.

•	The Company recorded a charge for the loss on early extinguishment of debt of $0.7 million ($0.4 million after tax, or $.01 per diluted share) relating to the prepayment of the Term Loan B in connection with the $250 million convertible note offering.

•	Investment and other income increased $0.8 million to $2.4 million due primarily to $0.6 million of interest income receivable from the Internal Revenue Service.

•	The effective tax rate for our continuing operations for the nine months ended July 31, 2007 was 29.5 percent compared to 35.9 percent for the same period in 2006. The reduced rate in 2007 was primarily caused by a tax benefit of $3.4 million attributable to the utilization of a capital loss carryforward, which was not previously recorded because the Company was uncertain it could generate sufficient capital gain income prior to its expiration at the end of fiscal 2007, coupled with a tax benefit of $0.8 million attributable to the completion of an audit by the Commonwealth of Puerto Rico for tax periods 1999, 2000 and 2001.
Depreciation and Amortization
•	Depreciation and amortization from continuing operations and total operations was $6.8 million for the third quarter of 2007 and $7.0 million for the same period of 2006.

•	Depreciation and amortization from continuing operations and total operations was $20.0 million for the first nine months of fiscal year 2007 and $19.2 million for the same period of 2006. The increase is due to the accelerated depreciation of our current software systems associated with the implementation of two new business systems.
Cash Flow Results and Debt for Total Operations
•	Cash flow provided by operating activities for the third quarter of 2007 was $22.3 million compared to $27.0 million for the same period of last year. The decrease in operating cash flow was due to $3.4 million in net tax payments made during the third quarter of 2007 compared to $1.7 million in net refunds received in the third quarter of 2006 due to a net operating loss carryforward utilized in that fiscal year. Recurring free cash flow was $18.2 million during the third quarter of 2007 compared to $22.2 million for the third quarter of fiscal year 2006.

•	Cash flow provided by operating activities for the first nine months of fiscal year 2007 was $54.8 million compared to $78.1 million for the same period of last year. The decrease in operating cash flow was due to $12.1 million in unusual trust withdrawals related to the deferred revenue project recorded in the first nine months of last year. In addition, the Company made $9.0 million in net tax payments during the first nine months of 2007 compared to $0.9 million in net refunds received in the first nine months of 2006 due to a net operating loss carryforward utilized in that fiscal year. Finally, operating cash flow in the first nine months of 2006 was enhanced as a result of an increase in customer collections following the delay in collection processing during the fourth quarter of 2005 due to Hurricane Katrina.

•	Recurring free cash flow was $41.9 million during the first nine months of 2007 compared to $55.2 million for the same period of last year.

•	During the third quarter of 2007, the Company paid $2.5 million in dividends.

•	As of July 31, 2007, the Company had outstanding debt of $450.4 million and cash on hand of $54.9 million, or net debt of $395.5 million.
Trust Performance
The following returns include realized and unrealized gains and losses:
•	For the last twelve months ended July 31, 2007, the Company’s preneed funeral and cemetery merchandise trust funds experienced a total return of 12.5 percent, and its perpetual care trust funds experienced a total return of 10.2 percent.

•	For the last twelve months ended July 31, 2006, the Company’s preneed funeral and cemetery merchandise trust funds experienced a total return of 2.7 percent, and its perpetual care trust funds experienced a total return of 1.9 percent.

•	For the last three years ended July 31, 2007, the Company’s preneed funeral and cemetery merchandise trust funds experienced an annual total average return of 8.4 percent, and its perpetual care trust funds experienced a total return of 6.6 percent.
Founded in 1910, Stewart Enterprises is the second largest provider of products and services in the death care industry in the United States. The Company currently owns and operates 223 funeral homes and 141 cemeteries in the United States and Puerto Rico. Through its subsidiaries, the Company provides a complete range of funeral merchandise and services, along with cemetery property, merchandise and services, both at the time of need and on a preneed basis.
Stewart Enterprises, Inc. will host its quarterly conference call for investors to discuss third quarter results today at 10 a.m. Central Standard Time. The teleconference dial-in number is (800) 811-8845. To participate, please call the number at least 15 minutes prior to the call. If you are calling from outside the United States, the dial-in number is (913) 981-4905. A replay of the call will be available by dialing (888) 203-1112 (from within the continental United States) or (719) 457-0820 (from outside the continental United States), and using pass code 1049918 until September 24, 2007, 11:00 p.m. Central Standard Time. Interested parties will also have the opportunity to listen to the live conference call via the Internet through Stewart Enterprises’ website http://www.stewartenterprises.com. To listen to the live call, please go to the website at least 15 minutes early to register, download and install any necessary audio software. A replay will be available at this website shortly following the conference call and will be available at the website until October 12, 2007.

STEWART ENTERPRISES, INC.
AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(Unaudited)
(Dollars in thousands, except per share amounts)

	Three Months Ended July 31,
	2007	2006
Revenues:
Funeral	$67,410	$68,668
Cemetery	60,900	60,617

	128,310	129,285

Costs and expenses:
Funeral	53,001	55,420
Cemetery	48,708	48,399

	101,709	103,819

Gross profit	26,601	25,466
Corporate general and administrative expenses	(8,343)	(8,517)
Hurricane related recoveries (charges), net	(210)	1,072
Separation charges	(48)	(680)
Gains on dispositions and impairment (losses), net	(61)	(7)
Other operating income (expense), net	290	(118)

Operating earnings	18,229	17,216
Interest expense	(6,222)	(7,092)
Loss on early extinguishment of debt	(677)	—
Investment and other income, net	810	508

Earnings from continuing operations before income taxes	12,140	10,632
Income taxes	3,881	3,239

Earnings from continuing operations	8,259	7,393

Discontinued operations:
Loss from discontinued operations before income taxes	(215)	(90)
Income tax benefit	(79)	(31)

Loss from discontinued operations	(136)	(59)

Net earnings	$8,123	$7,334

Basic earnings per common share:
Earnings from continuing operations	$.08	$.07
Earnings from discontinued operations	—	—

Net earnings	$.08	$.07

Diluted earnings per common share:
Earnings from continuing operations	$.08	$.07
Earnings from discontinued operations	—	—

Net earnings	$.08	$.07

Weighted average common shares outstanding (in thousands):
Basic	102,479	106,177

Diluted	102,714	106,255

Dividends declared per common share	$.025	$.025

Certain reclassifications have been made to the 2007 consolidated statement of earnings in order for these periods to be comparable. These reclassifications had no effect on net earnings.

STEWART ENTERPRISES, INC.
AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(Unaudited)
(Dollars in thousands, except per share amounts)

	Nine Months Ended July 31,
	2007	2006
Revenues:
Funeral	$213,911	$212,070
Cemetery	184,707	173,989

	398,618	386,059

Costs and expenses:
Funeral	161,877	162,537
Cemetery	146,400	136,985

	308,277	299,522

Gross profit	90,341	86,537
Corporate general and administrative expenses	(23,129)	(22,992)
Hurricane related charges, net	(2,343)	(1,008)
Separation charges	(580)	(956)
Gains on dispositions and impairment (losses), net	29	152
Other operating income, net	1,441	894

Operating earnings	65,759	62,627
Interest expense	(19,274)	(22,301)
Loss on early extinguishment of debt	(677)	—
Investment and other income, net	2,427	1,628

Earnings from continuing operations before income taxes	48,235	41,954
Income taxes	14,207	15,047

Earnings from continuing operations	34,028	26,907

Discontinued operations:
Earnings (loss) from discontinued operations before income taxes	(564)	184
Income tax benefit	(214)	(79)

Earnings (loss) from discontinued operations	(350)	263

Net earnings	$33,678	$27,170

Basic earnings per common share:
Earnings from continuing operations	$.32	$.25
Earnings from discontinued operations	—	—

Net earnings	$.32	$.25

Diluted earnings per common share:
Earnings from continuing operations	$.32	$.25
Earnings from discontinued operations	—	—

Net earnings	$.32	$.25

Weighted average common shares outstanding (in thousands):
Basic	104,215	107,540

Diluted	104,384	107,570

Dividends declared per common share	$.075	$.075

Certain reclassifications have been made to the 2007 consolidated statement of earnings in order for these periods to be comparable. These reclassifications had no effect on net earnings.

STEWART ENTERPRISES, INC.
AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(Dollars in thousands, except per share amounts)

	July 31,	October 31,
ASSETS	2007	2006

Current assets:
Cash and cash equivalents	$54,889	$43,870
Marketable securities	392	239
Receivables, net of allowances	60,407	72,499
Inventories	36,982	36,358
Prepaid expenses	9,621	6,428
Deferred income taxes, net	7,693	10,502
Assets held for sale	—	2,793

Total current assets	169,984	172,689
Receivables due beyond one year, net of allowances	77,523	75,350
Preneed funeral receivables and trust investments.	519,001	517,633
Preneed cemetery receivables and trust investments	259,230	258,120
Goodwill	274,834	272,976
Cemetery property, at cost	371,641	371,071
Property and equipment, at cost:
Land	43,867	41,336
Buildings	308,145	293,530
Equipment and other	159,300	149,952

	511,312	484,818
Less accumulated depreciation	207,988	189,909

Net property and equipment	303,324	294,909
Deferred income taxes, net	192,732	173,986
Cemetery perpetual care trust investments	232,652	230,203
Other assets	19,015	13,640

Total assets	$2,419,936	$2,380,577

(continued)

STEWART ENTERPRISES, INC.
AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(Dollars in thousands, except per share amounts)

	July 31,	October 31,
LIABILITIES AND SHAREHOLDERS' EQUITY	2007	2006

Current liabilities:
Current maturities of long-term debt	$275	$2,839
Accounts payable	19,524	19,375
Accrued payroll and other benefits	16,793	17,353
Accrued insurance	21,731	21,803
Accrued interest	6,621	5,822
Other current liabilities	12,769	18,141
Income taxes payable	1,135	3,703
Liabilities associated with assets held for sale	—	942

Total current liabilities	78,848	89,978
Long-term debt, less current maturities	450,123	374,020
Deferred preneed funeral revenue	271,213	274,700
Deferred preneed cemetery revenue	288,073	295,989
Non-controlling interest in funeral and cemetery trusts	668,045	657,607
Other long-term liabilities	13,642	12,410

Total liabilities	1,769,944	1,704,704

Commitments and contingencies
Non-controlling interest in perpetual care trusts	231,310	228,696
Non-controlling interest in perpetual care trusts associated with assets held for sale	—	284

Shareholders’ equity:
Preferred stock, $1.00 par value, 5,000,000 shares authorized; no shares issued	—	—
Common stock, $1.00 stated value:
Class A authorized 150,000,000 shares; issued and outstanding 94,782,120 and 101,408,227 shares at July 31, 2007 and October 31, 2006, respectively	94,782	101,408
Class B authorized 5,000,000 shares; issued and outstanding 3,555,020 shares at July 31, 2007 and October 31, 2006, 10 votes per share, convertible into an equal number of Class A shares	3,555	3,555
Additional paid-in capital	585,382	640,648
Accumulated deficit	(265,037)	(298,715)
Accumulated other comprehensive loss:
Unrealized depreciation of investments	—	(3)

Total accumulated other comprehensive losses	—	(3)

Total shareholders’ equity	418,682	446,893

Total liabilities and shareholders’ equity	$2,419,936	$2,380,577

STEWART ENTERPRISES, INC.
AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(Dollars in thousands, except per share amounts)

	Nine Months Ended July 31,
	2007	2006
Cash flows from operating activities:
Net earnings	$33,678	$27,170
Adjustments to reconcile net earnings to net cash provided by operating activities:
(Gains) losses on dispositions and impairment losses, net	514	(555)
Depreciation and amortization	20,033	19,250
Provision for doubtful accounts	6,934	5,012
Share-based compensation	1,146	895
Loss on early extinguishment of debt	677	—
Excess tax benefits from share-based payment arrangements	(108)	—
Provision for deferred income taxes	5,062	10,671
Other	1,160	1,490
Changes in assets and liabilities:
(Increase) decrease in receivables	1,652	(5,798)
(Increase) decrease in inventories and cemetery property	(2,261)	1,775
Increase (decrease) in accounts payable and accrued expenses	(6,545)	5,810
Net effect of preneed funeral production and maturities:
(Increase) decrease in preneed funeral receivables and trust investments	(665)	12,104
Decrease in deferred preneed funeral revenue	(5,260)	(5,477)
Increase (decrease) in funeral non-controlling interest	3,247	(6,163)
Net effect of preneed cemetery production and deliveries:
(Increase) decrease in preneed cemetery receivables and trust investments	(2,710)	9,074
Decrease in deferred preneed cemetery revenue	(7,884)	(1,597)
Increase in cemetery non-controlling interest	9,238	6,546
Decrease in other	(3,109)	(2,107)

Net cash provided by operating activities	54,799	78,100

Cash flows from investing activities:
Proceeds from sale of assets, net	1,645	761
Purchase of subsidiaries, net of cash acquired	(6,134)	—
Insurance proceeds related to hurricane damaged properties	1,400	5,300
Additions to property and equipment	(23,120)	(19,180)
Other	(92)	23

Net cash used in investing activities	(26,301)	(13,096)

Cash flows from financing activities:
Proceeds from long-term debt	250,000	—
Repayments of long-term debt	(176,461)	(32,474)
Debt issue costs	(5,572)	—
Proceeds from sale of common stock warrants	43,850	—
Issuance of common stock	2,521	187
Purchase of call options	(60,000)	—
Purchase and retirement of common stock	(64,201)	(21,046)
Dividends	(7,724)	(8,049)
Excess tax benefits from share-based payment arrangements	108	—
Other	—	62

Net cash used in financing activities	(17,479)	(61,320)

Net increase in cash	11,019	3,684
Cash and cash equivalents, beginning of period	43,870	40,605

Cash and cash equivalents, end of period	$54,889	$44,289

Supplemental cash flow information:
Cash paid (received) during the period for:
Income taxes, net	$9,000	$(900)
Interest	$18,096	$17,500

Non-cash investing and financing activities:
Issuance of common stock to executive officers and directors	$1,028	$612
Issuance of restricted stock, net of forfeitures	$4,186	$82
- more -

STEWART ENTERPRISES, INC.
AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
FOR THE PERIODS ENDED JULY 31, 2007 AND 2006
(Unaudited)
EBITDA from continuing operations is defined as earnings plus depreciation, amortization, interest expense and income taxes from continuing operations. EBITDA margins from continuing operations are calculated by dividing EBITDA from continuing operations by revenue from continuing operations.
Management believes that EBITDA from continuing operations is a useful measure for providing additional insight into the Company’s operating performance. Due to the Company’s significant cash investment in preneed activity, management does not view EBITDA from continuing operations as a measure of the Company’s cash flow. Investors should be aware that EBITDA from continuing operations may not be comparable to similarly titled measures presented by other companies. The following tables provide reconciliations between net earnings (the GAAP financial measure that the Company believes is most directly comparable to EBITDA from continuing operations) and EBITDA from continuing operations for the three and nine months ended July 31, 2007 and 2006:

	Three Months Ended		Nine months ended
EBITDA from Continuing Operations	July 31,		July 31,
(Dollars in millions)	2007	2006	2007	2006

Consolidated net earnings	$8.1	$7.4	$33.7	$27.2
Add (Subtract): (Earnings) loss from discontinued operations	0.1	—	0.3	(0.3)

Earnings from continuing operations	8.2	7.4	34.0	26.9

Add: Depreciation and amortization from continuing operations	6.8	7.0	20.0	19.2
Add: Interest expense	6.2	7.1	19.3	22.3
Add: Loss on early extinguishment of debt	0.7	—	0.7	—
Add: Income taxes from continuing operations	3.9	3.2	14.2	15.0

EBITDA from continuing operations	$25.8	$24.7	$88.2	$83.4

STEWART ENTERPRISES, INC.
AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
FOR THE PERIODS ENDED JULY 31, 2007 AND 2006
(Unaudited)
Free cash flow is defined as net cash provided by operating activities less maintenance capital expenditures. Recurring free cash flow is defined as net cash provided by operating activities less maintenance capital expenditures and items not expected to recur. Management believes that free cash flow and recurring free cash flow are useful measures of the Company’s ability to repay debt, make strategic investments, repurchase stock or pay dividends (subject to the restrictions in its debt agreements). The following table provides a reconciliation between net cash provided by operating activities (the GAAP financial measure that the Company believes is most directly comparable to free cash flow and recurring free cash flow) and free cash flow and between net cash provided by operating activities and recurring free cash flow for the three and nine months ended July 31, 2007 and 2006:

	Three Months Ended		Nine months ended
Free Cash Flow	July 31,		July 31,
(Dollars in millions)	2007	2006	2007	2006

Net cash provided by operating activities	$22.3	$27.0	$54.8	$78.1
Less: Maintenance capital expenditures	(4.3)	(6.0)	(11.5)	(14.1)

Free cash flow	$18.0	$21.0	$43.3	$64.0

Net cash provided by operating activities	$22.3	$27.0	$54.8	$78.1
Less: Trust withdrawals during deferred revenue project(1)	—	(1.0)	—	(12.1)
Add (Subtract): Net cash outflows (inflows) from insurance proceeds and expenditures recorded related to Hurricane Katrina	0.2	2.2	(1.5)	3.3

Adjusted cash provided by operating activities	$22.5	$28.2	$53.3	$69.3
Less: Maintenance capital expenditures	(4.3)	(6.0)	(11.5)	(14.1)

Recurring free cash flow	$18.2	$22.2	$41.8	$55.2

(1) Represents cash inflows for cash withdrawn from trusts during the deferred revenue project that relates to services and merchandise delivered in prior periods.

CAUTIONARY STATEMENTS
This press release includes forward-looking statements that are generally identifiable through the use of words such as “believe,” “expect,” “intend,” “plan,” “estimate,” “anticipate,” “project,” “will” and similar expressions. These forward-looking statements rely on assumptions, estimates and predictions that could be inaccurate and that are subject to risks and uncertainties that could cause actual results to differ materially from our goals or forecasts. These risks and uncertainties include, but are not limited to:
•	the effects on us as a result of our industry’s complex accounting model;

•	our ability to renew insurance coverages in appropriate amounts at an acceptable cost and on appropriate terms and conditions, especially in the aftermath of Hurricane Katrina;

•	possible adverse outcomes of pending class action lawsuits and the continuing cost of defending against them;

•	effects of increased regulation, such as that required by the Sarbanes-Oxley Act, and the related legal and outside accounting expenses associated with compliance with such regulations;

•	effects on earnings and cash flow of increased costs;

•	effects of changes in the number of deaths in our markets on revenues;

•	effects on our revenue and earnings of the continuing national trend toward increased cremation, and the increase in the percentage of cremations performed by us that are inexpensive direct cremations;

•	our ability to respond effectively to changing consumer preferences;

•	effects on our trust fund and escrow accounts of changes in stock and bond prices and interest and dividend rates;

•	effects on cash flow and earnings as a result of preneed sales;

•	effects on our market share, prices, revenues and margins of intensified price competition or improved advertising and marketing by competitors, including low-cost casket providers and increased offerings of products or services over the Internet;

•	effects on preneed sales of changes made to contract terms, sales force compensation, or a weakening economy;

•	our ability to generate sufficient cash to service our debt and effects of increases in interest rates on our variable-rate long-term debt;

•	effects of covenant restrictions under our senior secured credit facility on our flexibility in operating our business;

•	our ability to pay future dividends on our common stock;

•	effects of changes in revenue on our cash flow and profits;

•	the potential change in accounting method for our convertible notes;
and other risks and uncertainties described in our Form 10-K for the year-ended October 31, 2006, our Form 10-Q for the quarter ended July 31, 2007 and our other filings with the SEC. We disclaim any obligation or intent to update or revise any forward-looking statements in order to reflect events or circumstances after the date of this release.